Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement (the “Original Employment Agreement”), originally dated September 27, 2023, is hereby entered into as of the 11th day of November 2024, by and between Kairos Pharma, Ltd., a Delaware corporation (the “Company”), and Ramachandran Murali (the “Executive”). Terms not otherwise defined herein shall have the meaning set forth in the Original Employment Agreement

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby amend the below Sections 4 and 5(a) of the Original Employment Agreement as follows:

4. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”), which Base Salary shall commence on January 1, 2025, with such Base salary to be payable in monthly installments in accordance with the Company’s customary payroll practices. The Executive’s Base Salary may be increased on each anniversary of the Company’s IPO, at the Board’s sole discretion.

5.	Other Benefits.

(a) Annual Grant of Restricted Stock Units. The Executive shall be entitled to receive a number of restricted stock units (“RSUs”) on an annual basis as set forth on Schedule A hereto, with the first issuance of RSUs to be made January 1, 2025, which RSUs are issuable under the Company’s 2023 Equity Incentive Plan and will vest annually in one-third increments commencing on the first anniversary date of the grant of such RSUs, in accordance with the terms of a separate Grant Agreement, a form of which is attached hereto as Exhibit A. Any additional equity awards to the Executive shall be at the option of the Board.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Kairos Pharma, Ltd.

By:
Name:	John S. Yu, M.D.
Title:	Chief Executive Officer

EXECUTIVE:

Ramachandran Murali

2

Schedule A

1.	Employment Period: 12 months

2.	Employment

a.	Title: Vice President of Research and Development

b.	Executive Duties:

In his capacity as Vice President of Research and Development , the Executive shall perform such services, consistent with his office, including research and development related activities of the Company, and such other duties as shall be assigned to him by the Board of Directors of the Company from time to time, devoting such time and effort and performing all of the functions of the offices held by him, as directed by the Board of Directors from time to time.

4.	Base Salary: $80,000 per year, commence upon the Company’s completion of its IPO. Target Bonus: At the discretion of the Board of Directors or a committee thereof.

5(a).	Initial Restricted Stock Grant: 14,000,000 Restricted Stock Units issuable under the Company’s 2023 Equity Incentive Plan, vesting annually in one-third increments commencing on the first anniversary date of the grant of Restricted Stock Units, in accordance with the terms of the Restricted Stock Unit Grant Agreement.

6(e).	Severance Period: Six months

13(b).	Executive Contact Information:

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Exhibit A

Form of Grant Agreement